Exhibit 5.3

March 15, 2005

AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105

  Re:
  Registration Statement on Form S-2;
  GCT Pacific Beverage Services, Inc.

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-2 filed on January 28, 2005, with the Securities and Exchange Commission (the "Registration Statement") by AMC Entertainment Inc. (the "Company") for the purpose of providing "market-making" prospectuses for the Company's outstanding (i) $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (the ("Fixed Rate Notes"), (ii) $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010 (the "Floating Rate Notes"), (iii) $212,811,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2012 (the "2011 Notes"), (iv) $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 (the "2012 Notes"), and (v) $300,000,000 aggregate principal amount of Senior Subordinated Notes due 2014 (the "2014 Notes") and the related guarantees by GCT Pacific Beverage Services, Inc. a Washington corporation ("GCT"), and certain other subsidiaries of the Company, you have requested our opinion with respect to the matters set forth below.

        In rendering this opinion, we have examined and are relying upon copies of the following instruments and documents:

        1.     Indenture, dated as of August 18, 2004, between Marquee Inc., a Delaware corporation (the "Issuer"), and HSBC Bank USA, National Association, as trustee (the "Trustee"), relating to the Fixed Rate Notes and the First Supplemental Indenture dated as of December 23, 2004, among GCT, the Subsidiaries, the Company, and the Trustee;

        2.     Indenture, dated as of August 18, 2004, between the Issuer and the Trustee, relating to the Floating Rate Notes and the First Supplemental Indenture dated as of December 23, 2004, among GCT, the Subsidiaries, the Company, and the Trustee;

        3.     Indenture, dated as of January 27, 1999, between the Company and the Trustee, as successor trustee to The Bank of New York, relating to the 2011 Notes, together with the First Supplemental Indenture, dated as of March 29, 2002, between the Company and the Trustee, and the Second Supplemental Indenture, dated as of December 23, 2004, among GCT, American Multi-Cinema, Inc., AMC Realty, Inc., AMC Entertainment International, Inc., National Cinema Network, Inc., AMC-GCT, Inc., Centertainment, Inc. Premium Theater of Mayfair, Inc., Premium Cinema of Yorktown, Inc., Club Cinema of Mazza, Inc., Premium Theater of Framingham, Inc., GCT Pacific Beverage Services, Inc., and AMC Card Processing Services, Inc. (collectively, the "Subsidiaries"), the Company, and the Trustee;

        4.     Indenture, dated as of January 16, 2002, between the Company and the Trustee, related to the 2012 Notes, and the First Supplemental Indenture, dated as of December 23, 2004, among GCT, the Subsidiaries, the Company, and the Trustee;

        5.     Indenture, dated as of February 24, 2004, between the Company and the Trustee, related to the 2014 Notes, and the First Supplemental Indenture, dated as of December 23, 2004, among GCT, the Subsidiaries, the Company, and the Trustee;

        6.     Subsidiary Guarantee, dated as of December 23, 2004, of GCT related to the Fixed Rate Notes (the "Fixed Rate Note Guarantee");

        7.     Subsidiary Guarantee, dated as of December 23, 2004, of GCT related to the Floating Rate Notes (the "Floating Rate Note Guarantee");

        8.     Subsidiary Guarantee dated as of December 23, 2004 of GCT of the 2011 Notes (the "2011 Guarantee");

        9.     Subsidiary Guarantee dated as of December 23, 2004 of GCT of the 2012 Notes (the "2012 Guarantee");

        10.   Subsidiary Guarantee dated as of December 23, 2004 of GCT of the 2014 Notes (the "2014 Guarantee," and together with the Fixed Rate Note Guarantee, the Floating Rate Note Guarantee, the 2011 Guarantee, and the 2012 Guarantee, the "Guarantees");

        11.   the Articles of Incorporation of GCT, as certified by the Washington Secretary of State on December 17, 2004;

        12.   a Certificate of Existence/Authorization issued by the Washington Secretary of State on December 17, 2004, with respect to the status of GCT in Washington;

        13.   the Bylaws of GCT, as certified by the Secretary of GCT on December 23, 2004;

        14.   resolutions of the board of directors of GCT, as certified by the Secretary of GCT on December 23, 2004;

        15.   a Certificate of Officer of GCT, dated December 23, 2004 (the "December Officer's Certificate"); and

        16.   a Certificate of Officer of GCT, dated as of March    , 2005 (together with the December Officer's Certificate, the "Officer's Certificates").

        The documents listed in 1 through 10 above are referred to herein as the "Opinion Documents." The opinions expressed below relate solely to the documents listed above and not to any other documents that are referred to in, incorporated by reference into, or listed as attachments, exhibits, or schedules to, any of those documents.

        With respect to factual matters underlying the opinions expressed below, we have examined and are relying upon and have assumed the completeness and accuracy of certificates of public officials and the Officer's Certificates and the representations and warranties of the parties made in the Opinion Documents. We have made no inquiry of GCT or investigation of the books, records, files, or other business papers of GCT, and we have made no independent investigation in any court, agency, governmental office, or elsewhere with respect to factual matters.

        In rendering the following opinion, we have assumed, with your consent and without independent investigation, that: (a) each document submitted to us for review is authentic, accurate, and complete, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; and (b) each certificate issued by a governmental official, office, or agency concerning an entity's status, including but not limited to certificates of corporate status, is accurate, complete, and authentic.

        This opinion is based, as to matters of law, solely on the laws of the State of Washington. We express no opinion relating to: (a) the laws or regulations of any jurisdiction other than the State of Washington (including but not limited to the federal laws of the United States); (b) the legality, validity, or enforceability of the Opinion Documents; (c) the creation, perfection, priority, or constructive notice of any security interest or lien; (d) the existence of any liens, charges, or encumbrances; (e) rights in or title to any property; (f) any insolvency or fraudulent transfer laws; (g) any securities or Blue Sky laws or regulations; (h) any tax laws or regulations; (i) any usury laws; or (j) compliance with any fiduciary duties.

        This opinion is rendered as of the date hereof, and we express no opinion as to any event, fact, circumstance, or development subsequent to the date of this opinion. We undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth in this opinion that may result from any change of law or fact that may arise after the date of this opinion. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

        Based upon and subject to the foregoing, it is our opinion that GCT has taken all necessary corporate actions to authorize the execution, delivery, and performance of the Guarantees.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein.

                      Very truly yours,

                      HOLLAND & KNIGHT LLP